Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, Amendment #5, of our report dated October 17, 2013, relating to the balance sheets of BGS Acquisition Corp. (a company in the development stage company) as of July 31, 2013 and 2012, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended July 31, 2013, the period from August 9, 2011 (date of incorporation) to July 31, 2012 and the period from August 9, 2011 (date of incorporation) to July 31, 2013, and to the reference to our Firm under the caption “Experts” appearing therein.

/s/ Rothstein Kass

Roseland, New Jersey
November 26, 2013